                                                                     Exhibit 2.1


                          [MURRAY & MURRAY LETTERHEAD]




JANICE M. MURRAY, #099996
MAUREEN C. HARRISON, #162063
MURRAY & MURRAY
A Professional Corporation
Attorneys at Law
3030 Hansen Way, Suite 200
Palo Alto, CA 94304-1009
(415) 852-9000

Attorneys for Debtor





                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION



In re                                  )
                                       )    Case No. 96-59552-JRG-11
WEITEK CORPORATION, a                  )
California corporation,                )    Chapter 11
                                       )
                Debtor.                )
                                       )
Employer's Tax Identification          )
No.:  94-2709963                       )
_______________________________________)


                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION

                             DATED JANUARY 30, 1997

                                TABLE OF CONTENTS

                                                                         Page

1.  INTRODUCTION........................................................    1

2.  DEFINITIONS.........................................................    2

3.  DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS......................   13
    3.1   Class 1.......................................................   13
    3.2   Class 2.......................................................   13
    3.3   Class 3.......................................................   13
    3.4   Class 4.......................................................   13
    3.5   Class 5.......................................................   13
    3.6   Class 6.......................................................   13
    3.7   Class 7.......................................................   13

4.  TREATMENT OF UNCLASSIFIED CLAIMS....................................   14
    4.1   Allowed Administrative Claims.................................   14
    4.2   Tax Claims....................................................   14

5.  CLASSES OF CLAIMS AND INTERESTS NOT IMPAIRED UNDER THE
    PLAN................................................................   15

6.  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS THAT ARE
    IMPAIRED UNDER THE PLAN.............................................   15
    6.1   Class 1 Claims (Priority Claims)..............................   15
    6.2   Class 2 Claim (Silicon Valley Bank)...........................   15
    6.3   Class 3 Claim (Renco).........................................   15
    6.4   Class 4 Claim (Hewlett Packard Company).......................   16
    6.5   Class 5 Claims (Unsecured Creditors)..........................   16
    6.6   Class 6 Interests (Common Stock)..............................   17
    6.7   Class 7 Interests (Options)...................................   17

7.  MEANS FOR IMPLEMENTATION OF THE PLAN................................   17
    7.1   Conditions to Confirmation....................................   17
    7.2   Conditions to the Effective Date..............................   18
    7.3   Consummation of the Rockwell Transaction......................   19
    7.4   Disposition of Assets Not Subject to Rockwell
          Agreement.....................................................   19
    7.5   Disbursement of Funds.........................................   19
    7.6   Responsible Person............................................   19
    7.7   Expedited Procedure for Compromise of
          Controversy, Sale or Abandonment..............................   21
    7.8   Avoidance and Other Actions...................................   22
    7.9   Corporate Formalities.........................................   22
    7.10  Compensation and Reimbursement of Professionals...............   23
    7.11  Amendment of Charter to Prohibit the Issuance of
          Non-Voting Equity Securities..................................   23
    7.12  Unclaimed Property............................................   24
    7.13  Dissolution of Corporation....................................   24

8.  COMPETING BID; BIDDING PROCEDURES...................................   24


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
9.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................   28
    9.1   Assumption of Executory Contracts and Unexpired
          Leases........................................................   28
          (a)   Assumption of the Rockwell Agreement....................   28
          (b)   Assumption and Assignment to Rockwell...................   28
          (c)   Assumption of Additional Executory Contracts
                 ........................................................  28
          (d)   Effect of Assumption....................................   29
          (e)   Cure....................................................   29
          (f)   Assumption Conditioned Upon Confirmation of
                the Plan and Closing of the Rockwell
                Transaction.............................................   29
    9.2   Rejection of Executory Contracts and Unexpired
          Leases........................................................   30
    9.3   Treatment of Executory Contracts and Unexpired
          Leases........................................................   30
    9.4   Rejection Claims..............................................   30

10. PROOFS OF CLAIM; EVIDENCE OF EQUITY SECURITY;
    OBJECTIONS..........................................................   31
    10.1  Time for Filing Proofs of Claim...............................   31
    10.2  Evidence of Claim or Interest.................................   31
    10.3  Time for Filing Objections....................................   31
    10.4  Disputed Claims and Disputed Interests........................   32

11. RESERVATION OF POWERS...............................................   33

12. WAIVER..............................................................   33

13. REQUEST FOR CONFIRMATION.............................................  33

14. RETENTION OF JURISDICTION...........................................   34

15. EFFECT OF CONFIRMATION..............................................   36
    15.1  Binding Effect................................................   36
    15.2  Vesting of Property...........................................   36
    15.3  Discharge.....................................................   36

16. CHAPTER 11 POST-CONFIRMATION REPORTS AND FINAL DECREE...............   36
    16.1  Post-Confirmation Reports.....................................   36
    16.2  Service of Reports............................................   37
    16.3  Final Decree..................................................   37

17. MISCELLANEOUS.......................................................   38
    17.1  Headings......................................................   38
    17.2  Singular/Plural...............................................   38
    17.3  Gender........................................................   38
    17.4  Revocation and Withdrawal.....................................   38
    17.5  Exhibits......................................................   38
    17.6  Notices.......................................................   38
    17.7  Reservation of Rights.........................................   40
    17.8  Computation of Time Periods...................................   40

                                TABLE OF EXHIBITS


EXHIBIT "A":       Executory Contracts And Unexpired Leases To Be Assumed By
                   Debtor And Assigned To Rockwell

EXHIBIT "B":       Executory Contracts And Unexpired Leases To Be Assumed By
                   Debtor

         Weitek Corporation, a California corporation ("Weitek", the "Debtor" or the "Company") proposes this First Amended Plan of Reorganization (the "Plan") pursuant to the provisions of Chapter 11 of the Bankruptcy Code.

                                 1. INTRODUCTION

         1.1 On December 11, 1996, the Debtor filed its Voluntary Petition under Chapter 11 of the Bankruptcy Code. Chapter 11 sets forth the rules and procedures under which financially distressed entities may be reorganized or liquidated pursuant to a plan of reorganization presented to creditors and stockholders for consideration and approval. Confirmation of the Plan is the culmination of that process.

         1.2 The Plan sets forth a proposal for the satisfaction, discharge and/or cancellation of all Claims against and Interests in the Debtor. With the Plan, Creditors and Equity Security Holders will receive a Ballot for voting on the Plan, and a Disclosure Statement that provides information concerning the Debtor and the Plan. The Disclosure Statement includes a summary of the Debtor's history, a summary of significant events during the Chapter 11 case, an estimate of what certain Creditors and Interest holders will receive under the Plan and a summary of the procedures and voting requirements necessary for confirmation of the Plan. You should thoroughly review both the Plan and the Disclosure Statement before deciding whether you will accept or reject the Plan.

/ / /
/ / /
/ / /

         1.3 CREDITORS AND EQUITY SECURITY HOLDERS WISHING TO VOTE ON THE PLAN SHOULD COMPLETE THE BALLOT PROVIDED AND RETURN IT NO LATER THAN MARCH 11, 1997
TO:

                                 MURRAY & MURRAY
                           A PROFESSIONAL CORPORATION
                           3030 HANSEN WAY, SUITE 200
                        PALO ALTO, CALIFORNIA 94304-1009
                             ATTN.: JANICE M. MURRAY


IF YOUR BALLOT IS NOT RETURNED BY MARCH 11, 1997, IT MAY NOT BE CONSIDERED. BALLOTS WHICH ARE RETURNED BUT NOT PROPERLY EXECUTED WILL NOT BE CONSIDERED. BALLOTS WHICH ARE EXECUTED BUT WHICH FAIL TO INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL BE CONSIDERED AS ACCEPTING THE PLAN.

                                 2. DEFINITIONS

         The following terms used in this Plan shall, unless the context otherwise clearly requires, have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms.

         2.1 "ADMINISTRATIVE CLAIM" means a Claim for any cost or expense of administration of a kind specified in Section 503(b) of the Bankruptcy Code that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Bankruptcy Estate incurred on or after the Petition Date and through and including the Effective Date, any cure amounts that must be paid in connection with the assumption of any executory contract or unexpired lease of the Debtor under Section 365 of the Bankruptcy Code, Bankruptcy Fees, and allowance of compensation for legal or other services and reimbursement of expenses under Sections 330 and 331 of the

Bankruptcy Code or otherwise allowed by the Bankruptcy Court.

         2.2 "ALLOWED ADMINISTRATIVE CLAIM" means all or any portion of an Administrative Claim that has either been (i) allowed by a Final Order or (ii) has not been objected to within the time period established by the Plan or by an order of the Bankruptcy Court.

         2.3 "ALLOWED CLAIM" means a Claim (a) which is an Allowed Claim pursuant to the terms of the Plan; (b) with respect to which a Proof of Claim has been filed with the Bankruptcy Court within the time ordered by the Bankruptcy Court, or if no time is ordered by the Bankruptcy Court, within the time prescribed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or by Local Rules, and to which no objection has been filed within the time fixed by the Plan or the Bankruptcy Court; (c) which has been listed on Schedule D, E or F of the Debtor's Schedules filed with the Bankruptcy Court pursuant to Section 521(1) of the Bankruptcy Code and Bankruptcy Rule 1007(b), as may be amended, (the "Schedules"), and is not listed as disputed, contingent, unliquidated or unknown as to amount; or (d) which is allowed by a Final Order of the Bankruptcy Court. Except for a Claim which is allowed pursuant to the terms of the Plan, no Claim shall be considered an Allowed Claim if an objection to the allowance thereof is interposed by the Debtor or other party in interest within the time fixed by the Plan or the Bankruptcy Court, and such objection has not been denied by a Final Order of the Bankruptcy Court.

         2.4  "ALLOWED INTEREST" means the Interest of an Equity Security Holder
(a) which is an Allowed Interest pursuant to the terms of the Plan; (b) in respect to which a Proof of Interest has been filed with the Bankruptcy Court within the time ordered by the Bankruptcy Court, or if no time is ordered by the Bankruptcy Court, within the time prescribed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or by Local Rules, and to which no objection has been filed within the time fixed by the Plan or the Bankruptcy Court; or (c) which has been listed on the Debtor's List of Equity Security Holders filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(a)(3), as may be amended, (the "List of Equity Security Holders"), and is not listed as disputed, contingent, unliquidated or unknown as to class or amount. Except for an Interest which is allowed pursuant to the terms of the Plan, no Interest shall be considered an Allowed Interest if an objection to the allowance thereof is interposed by the Debtor or other party in interest within the time fixed by the Plan or the Bankruptcy Court, and such objection has not been denied by a Final Order of the Bankruptcy Court. Pursuant to Bankruptcy Rule 3021, only Allowed Class 6 Interests of Equity Security Holders as of the Distribution Date shall be entitled to receive a Distribution under this Plan.

         2.5 "ALLOWED SECURED CLAIM" means an Allowed Claim secured by a lien, security interest, or other charge against or interest in property in which the Debtor has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value (as specified in the Plan, or if no value is specified, as determined in accordance with Section 506(a) of the Bankruptcy Code) of the interest of a holder of such Allowed Claim in the Debtor's interest in such property or to the extent of the amount subject to setoff, as the case may be.

         2.6 "ALLOWED UNSECURED CLAIM" means any Allowed Claim, including a Rejection Claim, but excluding Allowed Secured Claims, Allowed Administrative Claims, Priority Claims, and Tax Claims.

         2.7 "BALLOT" means the form distributed to holders of Claims and Interests on which an acceptance or rejection of the Plan is to be stated.

         2.8 "BANKRUPTCY CASE" or "CASE" means the bankruptcy case commenced by the Debtor's filing with the Bankruptcy Court of a Voluntary Petition under Chapter 11 of the Bankruptcy Code.

         2.9 "BANKRUPTCY CODE" OR "CODE" means Title 11 of the United States Code and also includes Sections 157, 158, 1334, 1408-1412, and 1452 of Title 28 of the United States Code.

         2.10 "BANKRUPTCY COURT" OR "COURT" means the United States Bankruptcy Court for the Northern District of California, San Jose Division, having jurisdiction over the Bankruptcy Case and, to the extent of any reference made pursuant to 28 U.S.C. Section 157(a) and Local Rule 5011-1, the unit of such District Court constituted pursuant to 28 U.S.C. Section 151, commonly referred to as the United States Bankruptcy Court for the Northern District of California, San Jose Division, and any other courts or panels having competent jurisdiction to hear the Bankruptcy Case or appeals from orders entered therein.

         2.11 "BANKRUPTCY ESTATE" means the estate created by the commencement of the Bankruptcy Case and comprised of the property described in Section 541 of the Bankruptcy Code.

         2.12 "BANKRUPTCY FEES" mean the quarterly fees payable under Section 1930 of Title 28 of the United States Code.

         2.13 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure promulgated under 28 U.S.C. Section 2075, as amended, as applicable to this Bankruptcy Case.

         2.14 "BOHNET EMPLOYMENT AGREEMENT" means that certain Employment Agreement dated April 25, 1996 by and between Richard H. Bohnet and the Debtor.

         2.15 "CLAIM" means any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, from the Debtor, whether or not such right to payment or right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

         2.16 "CLAIMS BAR DATE" means February 10, 1997, the date established by order of the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c) as the deadline for filing proofs of Claim in the Bankruptcy Case.

         2.17 "CLASS" means a category or group of holders of Claims or Interests as designated pursuant to the Plan.

         2.18 "CLOSING" means the date on which all documents and consideration are exchanged pursuant to the Rockwell Transaction and at which time the Rockwell Transaction is consummated.

         2.19 "COMPANY" or "DEBTOR" means Weitek Corporation, a California corporation.

         2.20 "COMPETING BID" means an offer for the purchase of the

Rockwell Assets from a Competing Bidder.

         2.21 "COMPETING BIDDER" means a third party making a Competing Bid for the Rockwell Assets.

         2.22 "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

         2.23 "CONFIRMATION DATE" means the date on which the Bankruptcy Court enters the Confirmation Order.

         2.24 "CONFIRMATION HEARING" means the hearing held before the Bankruptcy Court in which the Debtor will seek Confirmation of this Plan, including any and all adjournments thereof.

         2.25 "CONFIRMATION ORDER" means the order entered by the Bankruptcy Court approving and confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

         2.26 "CREDITOR" means any entity holding a Claim against the Debtor.

         2.27 "DEBTOR'S PROFESSIONALS" collectively means Murray & Murray, A Professional Corporation and Wilson, Sonsini, Goodrich & Rosati and/or their successors, if any; such professional as the Debtor may select to complete the Debtor's final tax returns; such other professionals whose employment by the Debtor is approved by order of the Bankruptcy Court; and, following the Effective Date, any professionals engaged by the Debtor to represent or assist it in fulfilling the duties and obligations of the Debtor under the Plan after the Effective Date, and administering the Plan, the Bankruptcy Case and the Bankruptcy Estate, reviewing Claims and Interests, objecting to Disputed Claims and Disputed Interests as appropriate, supervising the preparation and filing of the Debtor's final tax returns, and closing the Bankruptcy Case.

         2.28 "DISCLOSURE STATEMENT" means that informational disclosure statement issued by the Debtor pursuant to Section 1125 of the Bankruptcy Code and accompanying this Plan, and which has heretofore been approved by the Bankruptcy Court pursuant to the Order Approving Disclosure Statement.

         2.29 "DISPUTED CLAIM" means a Claim against the Debtor (a) that has been listed in the Debtor's Schedules as disputed, contingent or unliquidated, or; (b) as to which an objection or adversary proceeding has been filed within the time fixed by the Bankruptcy Court and which objection or adversary proceeding has not been withdrawn or disposed of by a Final Order of the Bankruptcy Court.

         2.30 "DISPUTED CLAIMS RESERVE ACCOUNT" means a segregated interest-bearing account maintained and administered by the Debtor at a depository approved by the Office of the United States Trustee for the purpose of holding cash payments attributable to Disputed Claims.

         2.31 "DISPUTED INTERESTS" means an Interest in the Debtor (a) that has been listed on the List of Equity Security Holders (as may be amended) as disputed, contingent or unliquidated, or (b) as to which an objection or adversary proceeding has been filed within the time fixed by the Bankruptcy Court and which objection or adversary proceeding has not been withdrawn or disposed of by a Final Order of the Bankruptcy Court.

         2.32 "DISPUTED INTERESTS RESERVE ACCOUNT" means a segregated interest-bearing account maintained and administered by the Debtor at a depository approved by the Office of the United States Trustee for the purpose of holding cash payments attributable to Disputed Interests.

         2.33 "DISTRIBUTION(S)" means the monies to be distributed under the Plan to holders of Allowed Claims and Allowed Interests.

         2.34 "DISTRIBUTION DATE" means the date of commencement of Distribution(s) under the Plan.

         2.35 "EFFECTIVE DATE" means: the later of (a) the first business day which is eleven (11) calendar days after the Confirmation Date, provided the Confirmation Order has become a Final Order; or (b) the first date following the Confirmation Date on which all of the conditions to the Closing of the Rockwell Transaction are satisfied or waived.

         2.36 "EQUITY SECURITY" means (a) a share in the Debtor, whether or not transferable or denominated "stock", or similar security; or (b) a warrant or right (other than a right to convert) to purchase, sell, or subscribe to a share, security, or interest of a kind specified in subparagraph (a) of this section.

         2.37 "EQUITY SECURITY HOLDER" means a holder of record, or if appropriate, the beneficial owner, of any Equity Security of the Debtor as of
(a) the Petition Date, (b) the date the Order Approving Disclosure Statement is entered, or (c) the Distribution Date, as the context requires.

         2.38 "FINAL ORDER" means an order entered on the docket by the Bankruptcy Court which is no longer subject to appeal, certiorari proceedings or other proceedings for review or rehearing, and as to which no appeal, certiorari proceedings, or other proceedings for review or rehearing are pending.

         2.39 "INTEREST" means the rights and property interests represented by an Equity Security of the Debtor.

         2.40 "LOCAL RULES" means the Local Rules of the United States District Court for the Northern District of California, as amended, as applicable to this Bankruptcy Case.

         2.41 "ORDER APPROVING DISCLOSURE STATEMENT" means the Order Approving Disclosure Statement, Fixing Time for Filing Acceptances or Rejections of Plan, Fixing Time for Confirmation, Combined with Notice Thereof entered by the Bankruptcy Court with respect to the Debtor's Disclosure Statement, a copy of which accompanies this Plan.

         2.42 "PETITION DATE" means December 11, 1996, the date on which this Bankruptcy Case was commenced.

         2.43 "PLAN" means this First Amended Plan of Reorganization, including any modification(s) hereof and/or amendment(s) hereto that comply with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

         2.44 "POST-PETITION INTEREST" means interest at the federal statutory rate set by 28 U.S.C. Section 1961, accruing from the Petition Date. As of the Petition Date, said interest rate was 5.49%.

         2.45 "PRIORITY CLAIM" means any Allowed Claim entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, but not including Administrative Claims and Tax Claims.

         2.46 "PRO RATA" means the ratio that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in such Class.

         2.47 "PURCHASE PRICE" means the purchase price payable by Rockwell pursuant to Article III of the Rockwell Agreement.

         2.48 "REJECTION CLAIM" means an Allowed Unsecured Claim arising from the Debtor's rejection of an unexpired lease or executory contract pursuant to the Plan or pursuant to an order of the Bankruptcy Court.

         2.49 "RENCO" means Renco Associates, a California Partnership, the Debtor's landlord for the premises located at 2801 Orchard Parkway, San Jose, California.

         2.50 "RENCO LEASE" means that certain Industrial Space Lease dated November 9, 1995 by and between Renco and the Debtor.

         2.51 "RENCO LETTER OF CREDIT" means the Letter of Credit No. SVB95ISO231, dated November 9, 1995 established by Silicon Valley Bank in favor of Renco and all amendments thereto.

         2.52 "RESPONSIBLE PERSON" means the individual designated by the Debtor under the Plan, or as otherwise designated by order of the Bankruptcy Court, to assist the Debtor in (a) fulfilling the duties and obligations of the Debtor under the Plan, and (b) fully administering the Bankruptcy Estate as required by the Plan, the Confirmation Order, the Bankruptcy Code and the Bankruptcy Rules, which duties and obligations include, without limitation, the facilitation of Distributions pursuant to the Plan, reviewing Claims and Interests, objecting to Disputed Claims and Disputed Interests, supervising the preparation and filing of the Debtor's final tax returns and closing the Bankruptcy Case.

         2.53 "ROCKWELL" means Rockwell Semiconductor Systems, Inc.

         2.54 "ROCKWELL AGREEMENT" means, collectively, that certain Asset Purchase Agreement by and between Rockwell Semiconductor Systems, Inc. and Weitek Corporation Dated as of December 11, 1996, that certain Addendum to License Agreement dated as of January 23, 1997, and other documents, in form and substance satisfactory to the Debtor and Rockwell, which set forth the terms and conditions of the Rockwell Transaction, which shall be submitted to the Bankruptcy Court prior to the Confirmation Date and attached to the Order of Confirmation and specifically approved thereby.

         2.55 "ROCKWELL ASSETS" means the assets of the Bankruptcy Estate which are the subject of the Rockwell Agreement.

         2.56 "ROCKWELL TRANSACTION" means that transaction contemplated by the Rockwell Agreement.

         2.57 "STOCK OPTION PLAN" means the Debtor's 1991 Stock Option Plan.

         2.58 "TAX CLAIM" means any Allowed Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         2.59 "TRANSFER AGENT" means Boston EquiServe Limited Partnership.

         2.60 "UNCLAIMED PROPERTY" means any Distribution that cannot be delivered to, or is not accepted by (i) the holder of an Allowed Claim and/or
(ii) the holder of an Allowed Interest of an Equity Security Holder as of the Distribution Date, and shall include, without limitation, checks (and the funds represented thereby) that are returned as undeliverable without a proper forwarding address, are not cashed, or not delivered because of the absence of a proper address to which to deliver the Distribution together with any interest on said funds.

         2.61 "U. S. TRUSTEE" means the office of the United States Trustee for Region 17 of the United States.

         A term used in the Plan that is not herein defined but is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules.

                3. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

         The Allowed Claims against and Allowed Interests in the Debtor are designated and classified below for purposes of the Plan. Except to the extent the Plan provides otherwise, a Claim or Interest that is properly includable in more than one Class is classified in a particular Class only to the extent that it qualifies within the description of that Class, and is placed in a different Class to the extent it qualifies within the description of such different Class.

         3.1  Class 1. All Priority Claims.

         3.2  Class 2. The Allowed Secured Claim of Silicon Valley Bank.

         3.3  Class 3. The Allowed Secured Claim of Renco.

         3.4  Class 4. The Allowed Secured Claim of Hewlett Packard Company.

         3.5  Class 5. All Allowed Unsecured Claims.

         3.6 Class 6. All Allowed Interests (common stock) of Equity Security Holders as of the Distribution Date.

         3.7 Class 7. The Allowed Interests of the holders of outstanding, unterminated options and/or other rights to acquire any Equity Security of the Debtor.

                       4. TREATMENT OF UNCLASSIFIED CLAIMS

         Unclassified Claims shall be treated as follows:

         4.1 Allowed Administrative Claims. Each holder of an Allowed Administrative Claim shall receive payment of such Claim, in cash, in full, upon the latest of (a) the Effective Date, (b) if such Claim is a Disputed Claim, upon allowance of such Claim by a Final Order of the Bankruptcy Court, (c) if such Claim is incurred after the Petition Date in the ordinary course of the Debtor's business, within such time as payment is due pursuant to the terms giving rise to such Claim, or (d) such other time as may be agreed to by the holder of such Claim. Any request for allowance of an Administrative Claim pursuant to Section 503(a) of the Bankruptcy Code, other than by the Debtor's Professionals and the U.S. Trustee, must be filed within ten (10) days following the Effective Date or the holder of such Claim will be forever barred from asserting such Claim or receiving any payment on account of such Claim. Bankruptcy Fees shall be paid by the Debtor to the U.S. Trustee, for deposit into the Treasury, for each quarter (including any fraction thereof) until this Case is converted, dismissed or closed pursuant to a final decree, as required by 28 U.S.C. Section 1930(a)(6).

         4.2 Tax Claims. Each holder of a Tax Claim shall be paid in cash, in full, on the Effective Date, but in no event shall the holder of a Tax Claim be paid prior to the payment in full or reservation for Allowed Claims entitled to priority pursuant to Section 507(a)(1) through (a)(7) of the Bankruptcy Code.

/ / /

                     5. CLASSES OF CLAIMS AND INTERESTS NOT
                             IMPAIRED UNDER THE PLAN

         There are no classes of Claims and Interests which are not impaired under the Plan.

                 6. TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
            THAT ARE IMPAIRED UNDER THE PLAN The following classes of

         Claims and Interests are impaired under the Plan, and shall be treated as follows:

         6.1 Class 1 Claims (Priority Claims). Each holder of a Claim in Class 1 shall receive payment in cash in full, including Post-Petition Interest, on the Effective Date.

         6.2 Class 2 Claim (Silicon Valley Bank). The holder of the Class 2 Claim shall be treated as follows: On the Effective Date and in conjunction with the Closing of the Rockwell Transaction, the Renco Letter of Credit shall be cancelled and the lien of Silicon Valley Bank against the Debtor's certificate of deposit shall be released and of no further force and effect.

         6.3 Class 3 Claim (Renco). The holder of the Class 3 Claim shall be treated as follows: On the Effective Date in conjunction with the Closing of the Rockwell Transaction and upon the assumption and assignment of the Renco Lease as approved by the Bankruptcy Court, the Renco Letter of Credit shall be cancelled and of no further force and effect. Rockwell (or such other assignee of the Renco Lease as may be approved by the Bankruptcy Court) shall cause to be issued a replacement letter of credit in the amount of $250,000.00 in favor of Renco pursuant to the terms of the Renco Lease, unless Renco, in its discretion, agrees to waive in writing this requirement.

/ / /

         6.4 Class 4 Claim (Hewlett Packard Company). The Allowed Secured Claim of Hewlett Packard Company ("HP") secured by a perfected lien on certain equipment of the Debtor shall be treated as follows: At the Debtor's election, the property subject to the HP Lease will be sold free and clear of the HP lien with the HP lien to attach to the proceeds and HP shall receive payment from such proceeds totalling the allowed amount of HP's Claim, of a value, as of the Effective Date, of HP's interest in the Bankruptcy Estate's interest in such property; or such property will be returned to HP in full satisfaction of its secured Claim and the HP Lease otherwise terminated.

         6.5 Class 5 Claims (Unsecured Creditors). The holders of Class 5 Allowed Unsecured Claims shall receive payment in cash in full, including Post-Petition Interest, as soon as practicable after the Effective Date, but in no event later than the later of (i) forty (40) days after the Effective Date or
(ii) upon resolution of all Disputed Claims, including Rejection Claims; provided, however, no payment shall be made to members of Class 5 until after the payment of or reservation for all Allowed Administrative Claims, Allowed Secured Claims, Tax Claims, Priority Claims, any other senior Claims, and post-Confirmation expenses of implementing the Plan, winding up the affairs of the Debtor and closing the Bankruptcy Case. In the unlikely event there are insufficient funds available to pay Class 5 Claims in full with Post-Petition Interest as described herein, holders of Class 5 Allowed Unsecured Claims shall be paid pro rata from the funds available for the payment of Class

5 Claims.

         6.6 Class 6 Interests (Common Stock). Each Equity Security Holder with an Allowed Class 6 Interest as of the Distribution Date shall receive a pro rata distribution from available funds, as soon as practicable after (i) the payment of or reservation for all Allowed Administrative Claims, Allowed Secured Claims, Tax Claims, Priority Claims, Allowed Unsecured Claims, any other senior Claims, and post-Confirmation expenses of implementing the Plan, winding up the affairs of the Debtor and closing the Bankruptcy Case and (ii) resolution of all Disputed Claims and Disputed Interests. All Class 6 Interests shall otherwise be cancelled and extinguished on the Distribution Date.

         6.7 Class 7 Interests (Options). The holders, as of the Effective Date, of outstanding, unterminated options to acquire the Debtor's common stock shall be entitled to exercise said options through and including thirty (30) days after the Effective Date pursuant to the terms of the Stock Option Plan, and upon such exercise will be treated as holders of Class 6 Interests. All options representing Class 7 Interests which have not been exercised by such date shall be cancelled and extinguished.

                     7. MEANS FOR IMPLEMENTATION OF THE PLAN

         7.1 Conditions to Confirmation. In addition to any other conditions to Confirmation set forth in the Plan and the Bankruptcy Code, Confirmation of the Plan is subject to the further conditions that the Bankruptcy Court shall have made the following findings and determinations at the Confirmation

Hearing so that the Confirmation Order will include provisions:

              (a) Approving the Rockwell Transaction and authorizing and directing consummation of the Rockwell Transaction.

              (b) Approving the form, and authorizing and directing the delivery and performance by all necessary parties, of the Rockwell Agreement.

              (c) Approving the form, and authorizing and directing the execution and delivery by all necessary parties, of all other documents and agreements contemplated in the Plan and by the Rockwell Agreement.

         7.2 Conditions to the Effective Date. It is a condition to the Effective Date of the Plan that:

              (a) The Bankruptcy Court shall have entered the Confirmation Order, with appropriate findings, in form and substance acceptable to the Debtor and Rockwell;

              (b)  The Confirmation Order shall have become a Final Order;

              (c) The Confirmation Order shall contain the provisions described in Section 7.1 above;

              (d) All conditions to the obligations of Rockwell set forth in the Plan and the Rockwell Agreement shall have been satisfied or waived in writing by the affected party;

              (e) All conditions to the obligations of the Debtor set forth in the Rockwell Agreement shall have been satisfied or waived in writing by the affected party;

              (f) All necessary parties shall have signed all of the documents contemplated by the Rockwell Agreement, and such documents shall be in full force and effect subject only to the entry of the Confirmation Order and the occurrence of the Effective Date.

         7.3 Consummation of the Rockwell Transaction. The Rockwell Transaction will be consummated which will generate the Purchase Price for the benefit of the Bankruptcy Estate.

         7.4 Disposition of Assets Not Subject to Rockwell Agreement. All assets of the Debtor which are not subject to the Rockwell Transaction shall be liquidated; provided, however, that if the Responsible Person determines, in his discretion, that an asset is burdensome or of inconsequential value, said asset will be abandoned.

         7.5 Disbursement of Funds. Funds attributable to (i) the proceeds from the Rockwell Transaction, (ii) proceeds from the liquidation of the Debtor's remaining assets and (iii) monies otherwise property of the Bankruptcy Estate and the Debtor on the Effective Date shall be utilized to implement the Plan and to make the disbursements contemplated thereby.

         7.6  Responsible Person.

              (a) Richard H. Bohnet, the Debtor's President and Chief Executive Officer, shall be designated as the Responsible Person. The Responsible Person shall be compensated on an hourly basis at an hourly rate not to exceed $175.00 from and after the Effective Date. Bohnet's employment under the Bohnet Employment Agreement shall otherwise cease on the Effective Date.

              (b) In the event that Bohnet is unable to serve as the Responsible Person, the Debtor's Board of Directors will appoint an individual to serve as the Responsible Person.

              (c) The Responsible Person, on behalf of the Debtor, is authorized to liquidate the remaining assets of the Bankruptcy Estate and/or abandon such assets which the Responsible Person determines to be burdensome or of inconsequential value to the Debtor.

              (d) The Responsible Person is authorized to review and object to claims, enter into compromises to allow and satisfy Disputed Claims and Disputed Interests, settle and liquidate any claim or cause of action of the Debtor against a third party.

              (e) The Responsible Person is authorized to retain, employ and utilize such professionals as may be necessary without further approval of the Bankruptcy Court.

              (f) The Responsible Person shall be responsible for moving for the entry of a final decree in this case and preparing and filing status reports as may be required by the Bankruptcy Court in connection with the final decree. The Responsible Person shall be discharged from all duties and responsibilities of the Plan upon the issuance of the final decree. The Responsible Person shall be entitled to destroy all records in his possession upon entry of the final decree, except for such corporate formation documents, minutes and other records as the Responsible Person considers to be material and original executed copies of documents filed with the Securities and Exchange Commission, all of which shall be retained for five (5) years, and tax returns and related records, which shall be retained for six (6) years.

/ / /

              (g) The Responsible Person shall review and approve the Distribution amounts to Creditors and Equity Security Holders. The Responsible Person shall be responsible for making Distributions pursuant to the Plan and shall obtain a guaranty or fiduciary bond for all of the monies of the Bankruptcy Estate within thirty (30) days of the Confirmation Date.

              (h) The Responsible Person shall do all things necessary and appropriate to assist the Debtor in fulfilling the duties and obligations of the Debtor under the Plan and fully administering the Bankruptcy Estate as required by the Plan, the Confirmation Order, the Bankruptcy Code and the Bankruptcy Rules, which duties and obligations include, without limitation, the facilitation of Distributions pursuant to the Plan, reviewing Claims and Interests, objecting to Disputed Claims and Disputed Interests, supervising the preparation of filing of the Debtor's final tax returns and closing the Bankruptcy Case.

         7.7 Expedited Procedure for Compromise of Controversy, Sale or Abandonment. Subject to the notice procedures set forth in this Section , the Responsible Person is authorized to (i) enter into binding compromises to allow and satisfy Disputed Claims and Disputed Interests or settle and liquidate any claim or cause of action of the Debtor, (ii) sell the Debtor's remaining assets, and/or (iii) abandon property of the Bankruptcy Estate which the Responsible Person determines to be burdensome or of inconsequential benefit to the Bankruptcy Estate. The Responsible Person shall mail written notice of any such compromise, disposition, or abandonment to Rockwell, members of any committee appointed in this case, counsel to such committee, the U.S. Trustee and those parties who have filed a written request that all notices be mailed to them. If no party serves on the Responsible Person and Debtor's counsel a written objection or demand for a hearing on the compromise, disposition, or abandonment within ten (10) days of mailing of such notice, the compromise, disposition or abandonment shall be effective, final and binding on all parties, Creditors, Equity Security Holders, Rockwell and other parties in interest in this Case without further approval or action by the Court. The time for serving written objections shall not be extended pursuant to Rule 9006(f) of the Bankruptcy Rules. If timely notice of an objection to the compromise, disposition or abandonment is served on the Responsible Person and Debtor's counsel, the Responsible Person shall (i) withdraw the proposed compromise, disposition or abandonment wherein it will be without force and effect, or (ii) move for the approval of the compromise, disposition or abandonment on notice to Rockwell, any committee appointed in this case, counsel to such committee, the U.S. Trustee and those parties who have filed a written request that all notices be mailed to them.

         7.8 Avoidance and Other Actions. The Responsible Person shall be authorized to prosecute any action, including actions for recovery of avoidable transfers pursuant to the provisions of the Bankruptcy Code for the benefit of the Bankruptcy Estate.

         7.9 Corporate Formalities. The Responsible Person is authorized on behalf of the Debtor to execute all instruments, agreements and documents and to take all action by the Debtor necessary to effectuate the provisions of the Plan without further action by the Debtor's board of directors or shareholders.

         7.10 Compensation and Reimbursement of Professionals. All professionals shall be entitled to payment of their post- Confirmation fees and reimbursement of expenses on a monthly basis. Professionals shall serve a detailed statement of unpaid fees and expenses on the Responsible Person, members of any committee appointed in the case and committee counsel. If there is no objection to the requested fees and expenses within ten (10) days of service by the professional, the Responsible Person shall pay the requested amount in full. If the Responsible Person or such committee objects to a portion of the fees or expenses submitted by any professional, the Responsible Person shall timely pay the undisputed portion of such fees and expenses and shall reserve monies in the amount of the disputed fees and expenses pending resolution of said objection by
(i) written agreement between the party requesting such fees and expenses and the disputing party, or (ii) resolution of the disputed amount by the Bankruptcy Court pursuant to a Final Order. Professionals shall not otherwise be required to file applications for Court approval of post-Confirmation fees and expenses.

         7.11 Amendment of Charter to Prohibit the Issuance of Non- Voting Equity Securities. Pursuant to the requirements of Section 1123(a)(6) of the Bankruptcy Code, the Certificate of Incorporation of the Debtor shall be, and it hereby is deemed amended as of the Effective Date to conform to the Bankruptcy

Code provision which prohibits the issuance of non-voting equity securities and requires, among other things, the distribution of voting power equitably among the classes of voting securities.

         7.12 Unclaimed Property. With respect to each Allowed Claim and Allowed Interest, the existence of Unclaimed Property on the 90th day following a Distribution shall cause the respective Allowed Claim or Allowed Interest to be disallowed, and the amount of the Unclaimed Property shall become available for distribution pursuant to the Plan.

         7.13 Dissolution of Corporation. Pursuant to authority contained in
Section 1400 of the California Corporations Code, the Debtor shall be dissolved and its corporate existence terminated without further corporate action upon the entry of a final decree in this case pursuant to Rule 3022 of the Bankruptcy Rules. The Confirmation Order shall be deemed an order authorizing and directing the Responsible Person to file a certificate of dissolution as required by
Section 1401 of the California Corporations Code and the Responsible Person shall file such certificate concurrently with the request for entry of a final decree.

                      8. COMPETING BID; BIDDING PROCEDURES

         8.1 In order to facilitate the consummation of an orderly sale pursuant to the Rockwell Transaction and to maximize value for the Bankruptcy Estate, any Competing Bids must comply with the following bidding procedures or such other bidding procedures as established pursuant to Bankruptcy Court order:

              (a) A Competing Bid for the purchase of all or a portion of the Rockwell Assets shall not be eligible for consideration by the Debtor or for approval by the Bankruptcy Court unless the following conditions are met:

              (i) The Competing Bidder must provide to the Debtor satisfactory evidence of its financial ability to fully and timely consummate the sale on the terms of the Competing Bid no later than March 6, 1997.

              (ii) The Debtor will consider satisfactory evidence of the Competing Bidder's ability to perform to be as follows:

                     (1) Liquid assets, which are readily convertible to cash at the date the sale is consummated, at least equal to the Rockwell Purchase Price, plus $100,000.00, plus all expense reimbursement fees required to be paid to Rockwell under Section 13.2 of the Rockwell Agreement; and/or

                     (2) An unconditional, enforceable written commitment from a reputable and financially sound financial institution to provide sufficient funds to the Competing Bidder at the date the sale is consummated; and

                     (3) To the extent the Competing Bidder assumes the Renco Lease or other obligations of the Debtor, recent audited financial statements which would provide assurance of the Competing Bidder's ability to meet future obligations under the Renco Lease or other liabilities assumed.

              (iii) The Competing Bid may be for all or a portion of the Rockwell Assets and may include offers to purchase assets in addition to those comprising the Rockwell Assets, provided, however, that the Competing Bid for such assets be for a purchase price which complies with Paragraph

8.1(a)(vi) below;

              (iv) The Competing Bid must be in writing setting forth all material terms and conditions of the Competing Bid which is received by the Debtor and Rockwell no later than March 6, 1997, addressed as follows:

      DEBTOR:                Weitek Corporation
                             c/o Richard H. Bohnet
                             2801 Orchard Parkway
                             San Jose, CA  95134-2301
                             (408) 526-0300
                             Fax: (408) 474-1900

      WITH COPIES TO:        Janice M. Murray, Esq.
                             Murray & Murray
                             A Professional Corporation
                             3030 Hansen Way, Suite 200
                             Palo Alto, CA  94304-1009
                             (415) 852-9000
                             Fax: (415) 852-9244

                             Kenneth M. Siegel, Esq.
                             Bridget Logterman, Esq.
                             Wilson, Sonsini, Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, CA  94304
                             (415) 493-9300
                             Fax: (415) 493-6811

      ROCKWELL:              Anthony C. Kalas
                             Vice President and Controller
                             Rockwell Semiconductor
                               Systems, Inc.
                             4311 Jamboree Road
                             Newport Beach, CA 92658-8902
                             (714) 221-4600
                             Fax: (714) 221-4391

      WITH COPIES TO:        Kenneth P. Coleman, Esq.
                             L. Kevin O'Mara, Jr., Esq.
                             Chadbourne & Parke LLP
                             30 Rockefeller Plaza
                             New York, NY 10112
                             (212) 408-5100
                             Fax: (212) 541-5369

              (v) Any Competing Bidder must either agree to close the sale upon the same terms and conditions as the

Rockwell Agreement or must submit with the Competing Bid a copy
/ / /
of its proposed purchase agreement;

              (vi) The Competing Bid must be for a purchase price equal to or greater than the sum of the following: (a) cash of not less than the Purchase Price, plus $100,000; (b) the assumption of the liabilities to be assumed by Rockwell pursuant to the Rockwell Agreement; and (c) all expense reimbursement fees set forth in Section 13.2 of the Rockwell Agreement;

              (vii) The Competing Bidder must deposit with Debtor's bankruptcy counsel a good faith deposit of $500,000.00 in verified funds (e.g. by certified check of a national bank) prior to the conclusion of the Confirmation Hearing;

              (viii) In the event of Bankruptcy Court approval of the Competing Bid, such Competing Bidder's deposit shall become non-refundable;

              (ix) All bids for consideration in excess of the minimum Competing Bid as set forth in paragraph 8.1(a)(vi) above shall increase in cash increments of not less that $100,000.00;

              (x) At every level of bidding, Rockwell will have the right to acquire the Rockwell Assets by matching the Competing Bid; and

              (xi) In the event a Competing Bid is approved but not consummated within eleven (11) calendar days after entry of the Confirmation Order approving the sale (or at such time as the Debtor and the Competing Bidder shall mutually agree), the next highest bid shall be approved without necessity of further Bankruptcy Court Order.

              (b) Not withstanding the foregoing, no Competing Bid shall be accepted if it is contingent upon obtaining financing and/or conducting due diligence. The Debtor will not object to a Competing Bidder who intends to finance its Competing Bid, but does not make financing a condition of the Competing Bid.

         8.2 In the event a Competing Bid is approved by the Bankruptcy Court as provided in this Section 8, all relevant sections of the Plan referring to Rockwell, the Rockwell Transaction, the Rockwell Agreement, and the Rockwell Assets shall be deemed to be modified to reference the Competing Bid and the Competing Bidder as may be necessary or appropriate.

                   9. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         9.1  Assumption of Executory Contracts and Unexpired
              Leases.

              (a) Assumption of the Rockwell Agreement. The Rockwell Agreement shall be assumed by the Debtor on the Effective Date. The Rockwell Agreement and documents executed in connection therewith, shall remain in full force and effect, be unimpaired by the Plan except as specifically modified by the Plan and the Confirmation Order (with Rockwell's consent), and be binding on the parties thereto, on and after the Effective Date.

              (b) Assumption and Assignment to Rockwell. In addition to the foregoing, each executory contract or unexpired lease listed on Exhibit "A" hereto shall be assumed by the Debtor and assigned to Rockwell on the Effective Date in conjunction with the Closing of the Rockwell Transaction.

              (c) Assumption of Additional Executory Contracts.

Each executory contract or unexpired lease listed on Exhibit "B" hereto shall be assumed by the Debtor.

              (d) Effect of Assumption. The leases and contracts listed on Exhibits "A" and "B" hereto, and all documents executed in connection therewith, shall remain in full force and effect and be unimpaired by the Plan except as specifically modified by the Plan and the Confirmation Order. The lists set forth on Exhibits "A" and "B" may be amended, with appropriate notice, by the Debtor at any time prior to the conclusion of the hearing on Confirmation of the Plan.

              (e) Cure. The Debtor has determined that no defaults exist under any of the executory contracts or unexpired leases set forth on Exhibits "A" or "B" hereto. In the event that the Debtor determines that a non-monetary default exists under any executory contract or unexpired lease to be assumed, other than the kind specified in 11 U.S.C. Section 365(b)(2), the Debtor shall, on or before the Effective Date, (a) cure, or provide adequate assurance that it will promptly cure such default, (b) compensate, or provide adequate assurance that it will promptly compensate, the other party to such contract or lease, for any actual pecuniary loss to such party resulting from such default, and (c) provide adequate assurance of future performance under such contract or lease. Furthermore, should the Debtor determine that a monetary default exists under any contract or lease to be assumed, the amount required to cure such default will be paid to the respective party to the executory contract or unexpired lease on or before the Effective Date.

              (f) Assumption Conditioned Upon Confirmation of the

Plan and Closing of the Rockwell Transaction. The Debtor desires to assume the executory contracts and unexpired leases as set forth on Exhibits "A" and "B" hereto to the extent, and only to the extent, that such contracts or leases constitute an executory contract or unexpired lease. Additionally, (i) the assumption of such executory contracts and unexpired leases, and (ii) the assignment of those executory contracts and unexpired leases set forth on Exhibit "A" hereto are expressly conditioned upon Confirmation of the Debtor's Plan and the Closing and consummation of the Rockwell Transaction.

         9.2 Rejection of Executory Contracts and Unexpired Leases. Without admitting the validity of any other executory contract or unexpired lease, any executory contract or unexpired lease not listed on Exhibits "A" and "B" to the Plan shall be rejected as of the Effective Date, subject to Section 9.3.

         9.3 Treatment of Executory Contracts and Unexpired Leases. The Debtor reserves the right to apply to the Bankruptcy Court prior to Confirmation to assume, assume and assign, or reject, pursuant to Bankruptcy Code Section 365, any and all contracts that are executory and leases that are unexpired. All executory contracts and unexpired leases of the Debtor that are not (a) assumed prior to Confirmation, (b) the subject of a pending motion to assume filed prior to Confirmation, or (c) assumed pursuant to the terms of the Plan are hereby rejected by the Debtor. Confirmation of the Plan shall be deemed to constitute Bankruptcy Court approval of such rejection.

         9.4 Rejection Claims. Rejection Claims shall be classified as Class 5 Claims. Within thirty (30) days following the Effective Date, the holder of a Rejection Claim shall file with the Bankruptcy Court, and serve on the Debtor's counsel, a proof of Claim evidencing such Rejection Claim or be forever barred from asserting any such Claim or receiving any payment on account of such Claim.

          10. PROOFS OF CLAIM; EVIDENCE OF EQUITY SECURITY; OBJECTIONS

         10.1 Time for Filing Proofs of Claim. Proofs of Claim shall be filed with the Bankruptcy Court no later than the Claims Bar Date.

         10.2 Evidence of Claim or Interest.

              (a) As soon as practicable after the Distribution Date, the Debtor shall obtain a list of all Equity Security Holders and their respective Interests of record as of the Distribution Date from the Transfer Agent. Said list shall be conclusively presumed to be complete and accurate in all respects. The Debtor and the Responsible Person shall be entitled to rely on said list in connection with any Distributions to be made to Class 6 Interests.

              (b) For purposes of any Distribution under the Plan, the Debtor and the Responsible Person shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Date and the Debtor and the Responsible Person shall be entitled to recognize and deal for all purposes with only those holders of record stated on the claims docket maintained by the Bankruptcy Court and the stock records maintained by the Transfer Agent.

         10.3 Time for Filing Objections. Any objection to any Claim or Interest shall be filed no later than ninety (90) days after the Effective Date.
/ / /

         10.4 Disputed Claims and Disputed Interests.

              (a) Notwithstanding any of the provisions of this Plan, Disputed Claims and/or Disputed Interests shall not receive any Distribution, unless and until the status of an Allowed Claim or Allowed Interest is obtained.

              (b) The Debtor shall maintain and administer a Disputed Claims Reserve Account and a Disputed Interests Reserve Account. Cash payments attributable to Disputed Claims shall be maintained in the Disputed Claims Reserve Account. Cash payments attributable to Disputed Interests shall be maintained in the Disputed Interests Reserve Account. In the event that a Claim or Interest is disputed and has not become an Allowed Claim or Allowed Interest as of the date of any Distribution to the Class of Creditors or Interests to which the Disputed Claim or Disputed Interest belongs, the appropriate amount of cash shall be deposited into the Disputed Claims Reserve Account on account of the Disputed Claim or into the Disputed Interests Reserve Account on account of the Disputed Interest, as the case may be. The amounts so deposited will be equal to the amount that would otherwise be due on account of the Disputed Claim or the Disputed Interest under this Plan if the Claim or Interest were allowed in full. On a motion of any party in interest, the Court shall determine what lesser amount is sufficient to pay into the Disputed Claims Reserve Account or the Disputed Interests Reserve Account on account of such Disputed Claim or Disputed Interest. The funds paid into the Disputed Claims

Reserve Account with respect to the Disputed Claim or funds paid into the Disputed Interests Reserve Account with respect to the Disputed Interest, shall be paid to the holder of the Disputed Claim or the Disputed Interest, as the case may be, if and when such Claim becomes an Allowed Claim or such Interest becomes an Allowed Interest. As soon as practicable after the date that the order or judgment of the Court allowing a Disputed Claim or Disputed Interest becomes a Final Order, any proceeds in the Disputed Claims Reserve Account or the Disputed Interests Reserve Account that would have been distributed to the holder of such Disputed Claim or Disputed Interest had such Disputed Claim or Disputed Interest been allowed on the Effective Date shall be distributed to the holder of such Claim or Interest.

                            11. RESERVATION OF POWERS

         11.1 Nothing in the Plan shall be deemed to constitute a waiver of the powers of the Debtor as a debtor in possession under the Bankruptcy Code, the Bankruptcy Rules or the Local Rules, and the Debtor shall retain after Confirmation and after the Effective Date, all powers granted by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

                                   12. WAIVER

         12.1 After the entry of the Order of Confirmation by the Bankruptcy Court and except as otherwise specifically set forth in the Plan, any term of the Plan may be waived only by the party or parties entitled to the benefit of the term to be waived.

                          13. REQUEST FOR CONFIRMATION

         13.1 The Debtor, as proponent of the Plan, requests

Confirmation of the Plan.
/ / /

         13.2 In the event any impaired Class shall fail to accept this Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor requests that the Bankruptcy Court confirm the Plan in accordance with the provisions of
Section 1129(b) of the Bankruptcy Code.

                          14. RETENTION OF JURISDICTION

         14.1 After Confirmation, the Bankruptcy Court shall retain and have all authority and jurisdiction as is allowed under the Bankruptcy Code and other applicable law to enforce the provisions, purposes, and intent of this Plan including, without limitation, matters or proceedings that relate to:

              (a) The Rockwell Transaction;

              (b) A Competing Bid and Competing Bidder;

              (c) Allowance, disallowance, adjustment, treatment, or liquidation of Claims and Interests and objections thereto;

              (d) The assumption, assignment, or rejection of any executory contract or unexpired lease, or any agreement, lease, contract, sale, purchase, assignment, or other action taken with regard to property of the Debtor;

              (e) The title, rights, or interests of the Debtor in any property;

              (f) Any right, power, action, or duty of the Debtor under this Plan;

              (g) Any determination or estimation necessary or appropriate under
Section 505 of the Bankruptcy Code or other determination or estimation relating to tax returns filed or to be filed by the Debtor for periods through the end of the fiscal year in which the Effective Date occurs, including, without limitation, the determination of the amount of taxes, net operating losses, tax attributes, tax benefits, tax refunds, and related matters of the Debtor;

              (h) Requests for payment of Claims entitled to priority under
Section 507(a) of the Bankruptcy Code, including compensation and reimbursement of expenses for professionals, to the extent Bankruptcy Court approval therefor is required under this Plan or the Confirmation Order;

              (i) Resolution of controversies and disputes, including the correction of any mistake, defect, or omission regarding interpretation or enforcement of this Plan, the Confirmation Order, and any agreements referred to herein or executed in contemplation of or to implement this Plan;

              (j) Implementation of the provisions of this Plan and entry of orders in aid of confirmation of this Plan, including, without limitation, appropriate orders to protect the Debtor from actions by holders of Claims and Interests;

              (k) Modification of this Plan pursuant to the Bankruptcy Code;

              (l) Adjudication of any causes of action brought by the Debtor;

              (m) The entry of an Order, including injunctions, necessary to enforce the title, rights, and powers of the Debtor and the purposes and intent of this Plan, and to impose such limitations, restrictions, terms and conditions of such title, rights, and powers as the Court may deem necessary;

              (n) Such other matters as may be provided under the Bankruptcy Code, this Plan, the Confirmation Order, or other applicable law; and

              (o) Entry of a final decree closing this Chapter 11 Case, including provisions for injunctive relief as may be equitable, consistent with Bankruptcy Rule 3022.

                           15. EFFECT OF CONFIRMATION

         As of the Effective Date, the effect of Confirmation shall be as provided in Section 1141 of the Bankruptcy Code, and as follows:

         15.1 Binding Effect. The provisions of the confirmed Plan shall bind the Debtor, Rockwell, any other entity acquiring property under the Plan, any Creditor, and any Equity Security Holder, whether or not the Claim or Interest of such Creditor or Equity Security Holder is impaired under the Plan and whether or not any such Creditor or Equity Security Holder has accepted the Plan.

         15.2 Vesting of Property. All property of the Bankruptcy Estate shall vest in the Debtor subject to the terms and conditions of this Plan. All property of the Debtor, except as otherwise provided in this Plan, shall be free and clear of any liens, encumbrances, Claims of Creditors and Interests of Equity Security Holders.

         15.3 Discharge. Due to the liquidating nature of this Plan and pursuant to Bankruptcy Code 1141(d)(3), the entry of the Confirmation Order shall not act as a discharge of any debt of the Debtor that arose prior to Confirmation.

            16. CHAPTER 11 POST-CONFIRMATION REPORTS AND FINAL DECREE

         16.1 Post-Confirmation Reports. Not later than 90 days after entry of the Confirmation Order, the Debtor shall file a post-Confirmation status report, the purpose of which is to explain the progress made toward substantial consummation of the confirmed Plan. The report shall include a statement of receipts and disbursements, with the ending cash balance, for the entire 90 day period. The report shall also include information sufficiently comprehensive to enable the Court to determine (1) whether the Confirmation Order has become final; (2) whether deposits, if any, required by the Plan have been distributed;
(3) whether any property proposed by the Plan to be transferred has been transferred; (4) whether the Debtor under the Plan has assumed the business or the management of the property dealt with by the Plan; (5) whether the payments under the Plan have commenced; (6) whether accrued fees due to the U.S. Trustee under 28 U.S.C. Section 1930(a)(6) have been paid; and (7) whether all motions, contested matters and adversary proceedings have been finally resolved. Further reports must be filed every 90 days thereafter until entry of a final decree, unless otherwise ordered by the Court.

         16.2 Service of Reports. A copy of each report shall be served, no later than the day upon which it is filed with the Court, upon the U.S. Trustee and such other persons or entities as may request such reports in writing by special notice filed with the Court.

         16.3 Final Decree. After the Bankruptcy Estate is fully administered, the Debtor shall file an application for a final decree, and shall serve the application on the U.S. Trustee, together with a proposed final decree. The U.S. Trustee shall have twenty (20) days within which to object or otherwise comment upon the Court's entry of the final decree.

                                17. MISCELLANEOUS

         17.1 Headings. The headings contained in the Plan are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of the Plan.

         17.2 Singular/Plural. All references in the Plan to the singular shall be construed to include references to the plural and vice versa.

         17.3 Gender. All references in the Plan to any one of the masculine, feminine or neuter genders shall be deemed to include references to both other such genders.

         17.4 Revocation and Withdrawal. The Debtor reserves the right to revoke or withdraw this Plan at any time before the Confirmation Date. If the Debtor revokes or withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein or in the Disclosure Statement shall be deemed to constitute an admission of validity, waiver or release of any Interests in, or any Claims by or against the Debtor or any other person or prejudice in any manner the rights of the Debtor or any person in any proceeding involving the Debtor.

         17.5 Exhibits. All exhibits attached to the Plan are, by this reference, hereby incorporated into the Plan.

         17.6 Notices. All notices required or permitted to be made in accordance with the Plan shall be in writing and shall be delivered personally or by first class mail, as follows:
/ / /

            IF TO THE DEBTOR:

                  Richard H. Bohnet
                  President & Chief Executive Office
                  Weitek Corporation
                  2801 Orchard Parkway
                  San Jose, CA 95134

            WITH COPIES TO:

                  Janice M. Murray, Esq.
                  Maureen C. Harrison, Esq.
                  Murray & Murray, A Professional Corporation
                  3030 Hansen Way, Suite 200
                  Palo Alto, CA  94304-1009

                  Kenneth M. Siegel
                  Bridget Logterman, Esq.
                  Wilson, Sonsini, Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304

            IF TO ROCKWELL:

                  Anthony C. Kalas
                  Vice President and Controller
                  Rockwell Semiconductor Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, CA 92658-8902

            WITH COPIES TO:

                  Kenneth P. Coleman, Esq.
                  L. Kevin O'Mara, Jr., Esq.
                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, NY 10112

and if to a holder of an Allowed Claim or Allowed Interest, at the address set forth in its proof of Claim or Interest filed with the Bankruptcy Court, or if none, at its address set forth in the Schedules or List of Equity Security Holders. Notices shall be deemed given when delivered or mailed. Any entity may change the address at which such entity is to receive notices under the Plan by
(i) sending written notice, pursuant to the provisions of this section, to the entity to be charged with knowledge of such change and (ii) filing such notice with the

Bankruptcy Court.

         17.7 Reservation of Rights. Neither the filing of the Plan nor any statement or provision contained in the Plan or in the Disclosure Statement, nor the taking by any party in interest of any action with respect to the Plan, shall (a) be or be deemed to be an admission against interest, and (b) until the Effective Date, be or be deemed to be a waiver of any rights any party in interest may have (i) against any other party in interest, or (ii) in any of the assets of any other party in interest, and, until the Effective Date, all such rights are specifically reserved. In the event that the Plan is not confirmed or fails to become effective, neither the Plan nor the Disclosure Statement nor any statement contained in the Plan or in the Disclosure Statement may be used or relied upon in any manner in any suit, action, proceeding or controversy within or without this Bankruptcy Case involving the Debtor, except with respect to Confirmation of the Plan.

         17.8 Computation of Time Periods. In computing any period of time prescribed or allowed by the Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Saturday, a Sunday, or a legal holiday, or, when the act to be done is the filing of paper in the Bankruptcy Court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.

         DATED this 30th day of January, 1997

                                       WEITEK CORPORATION, a
                                       California corporation

                                       By: /s/ Richard H. Bohnet
                                           ---------------------
                                           Richard H. Bohnet
                                           President and Chief Executive
                                           Officer

MURRAY & MURRAY
A PROFESSIONAL CORPORATION

By /s/ Janice M. Murray
   --------------------
   Janice M. Murray
   Attorneys for Debtor

                                    Exhibit A

      Executory Contracts And Unexpired Leases To Be Assumed By Debtor And Assigned To Rockwell.

      A. Industrial Space Lease dated November 9, 1995 by and between Renco Associates, a California Partnership, and Weitek Corporation.

      B.    Software License Agreements

            1. Cadence Design Systems, Inc. Software License Agreement dated September 6, 1989, covering the Cadence Dracula III software, and any other agreements between Cadence Design Systems, Inc. (or its predecessors) and Weitek Corporation entered into prior to September 6, 1989 or at any time thereafter (including, without limitation, the Software Maintenance Agreement dated January 19, 1989), under which rights to use the Cadence Dracula III software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            2. Cedance Design Systems, Inc. Software License Agreement dated May 4, 1990, covering the Verilog HDL software, and any other agreements between Cadence Design Systems, Inc. (or its predecessors) and Weitek Corporation entered into prior to May 4, 1990 or at any time thereafter, under which rights to use the Verilog HDL software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            3. Viewlogic Systems, Inc. Any and all software license agreements between Viewlogic Systems, Inc. (or its predecessors) and Weitek Corporation entered into at any time prior to the date of confirmation, under which rights to use the Chronologics VCS software (or any improvements or modifications thereto) at twenty (20) seats have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            4. Synopsys, Inc. Any and all software license agreements between Synopsys, Inc. and Weitek Corporation entered into at any time prior to the date of confirmation, under which rights to use the HDL Compiler, Design Compiler, VHDL Compiler and/or Library Compiler software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            5. InterHDL, Inc. End-user License Agreement dated October 2, 1995, covering the Verilint XL 3.0X software, and any other agreements between InterHDL, Inc. and Weitek Corporation entered into at prior to October 2, 1995 or at any time thereafter, under which rights to use the Verilint XL 3.0X software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            6. Elpin Systems. Software License Agreement dated August 14, 1995, covering the VGS BIOS software, and any other agreements between Elpin Systems and Weitek Corporation entered into at prior to August 14, 1995 or at any time thereafter, under which rights to use the VGS BIOS software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            7. Meta-Software, Inc.. Software License Agreement dated November 29, 1989, covering the HSPICE software, and any other agreements between Meta- Software, Inc. and Weitek Corporation entered into at prior to November 29, 1989 or at any time thereafter, under which rights to use the HSPICE software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            8. Pure Atria. Software License Agreement number 1415269, dated November 28, 1995, covering the PureLink software, and any other agreements between Pure Atria (or its affiliates) and Weitek Corporation entered into at prior to November 28, 1995 or at any time thereafter, under which rights to use the PureLink software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

            9. Design Acceleration Incorporated. Any and all software license agreements between Design Acceleration Incorporated and Weitek Corporation, entered into at any time prior to date of confirmation, under which rights to use the DAI Signalscan software (or any improvements or modifications thereto) have been conveyed to Weitek Corporation, subject to the consent of the licensor, to the extent such consent to assignment is required.

                                    Exhibit B


      Executory Contracts and Unexpired Leases to be Assumed by Debtor and Assigned to Rockwell.

      A. Asset Purchase Agreement By and Between Rockwell Semiconductor Systems, Inc. and Weitek Corporation dated as of December 11, 1996; Addendum to License Agreement dated as of January 23, 1997.

      B Employment Agreement dated April 25, 1996 by and between Richard Bohnet and Weitek Corporation.


                                       -3-